Exhibit 99.1

October 21, 2014

A. O. Smith reports higher earnings on 8.5 percent increase in sales

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced third quarter net earnings of $50.6 million or $0.56 per share compared with $46.2 million or $0.50 per share last year.

Third quarter 2014 adjusted earnings of $53.5 million or $0.59 per share were over six percent higher than third quarter 2013 adjusted earnings of $50.4 million or $0.54 per share. Sales of $581.6 million for the quarter ended September 30 represented an 8.5 percent increase over sales of $536.2 million in the third quarter of 2013.

“A. O. Smith continued to benefit from improvement in several key sectors of the economy in the U. S.,” Ajita G. Rajendra, chairman and chief executive officer, observed. “A growing home construction market created higher demand for residential water heaters, and continued strength in high efficiency, condensing boilers, favorably impacted demand for commercial boilers.”

“Our team in China continued to do an excellent job of growing the business and serving our customers in that important region of the world. Increased consumer demand for water heaters and water treatment products had a favorable impact. Overall, China sales increased approximately 16 percent in the quarter.”

North America segment

Third quarter sales for the North America segment increased approximately six percent to $392.4 million compared with third quarter 2013 sales of $370.1 million driven by higher sales of residential water heaters and commercial boilers and a price increase implemented May 1, 2014.

Segment operating earnings were $53.0 million compared with the $51.5 million earned in the third quarter last year. Third quarter adjusted segment operating earnings of $56.3 million were essentially flat compared with adjusted segment operating earnings of $56.7 million in the same period last year. Higher volumes were offset by higher material costs and an incremental $6 million in planned enterprise resource planning system (ERP) implementation costs in the quarter compared with one year ago. As a result, third quarter adjusted operating margin was 14.3 percent compared with 2013 third quarter adjusted operating margin of 15.3 percent.

Rest of World segment

Sales for this segment increased over 13 percent to $198.5 million compared with third quarter 2013 sales of $175.2 million. Sales in China increased approximately 16 percent due to greater demand for the company’s premium water heating and water treatment products and higher customer inventory levels in advance of the fall holiday.

Segment operating earnings of $30.0 million were almost 12 percent higher than third quarter 2013 earnings of $26.9 million as a result of higher volumes in China. Third quarter operating margin of 15.1 percent declined from third quarter 2013 operating margin of 15.4 percent as a result of higher selling and advertising costs as a percentage of sales in China.

Share Repurchases and other items

During the first nine months of the year, the company repurchased approximately 1.8 million shares of common stock at a total cost of $86.6 million. Approximately 840,000 shares remained on the discretionary authority at the end of the quarter. Under the Board of Directors’ share repurchase authorization, the company may repurchase shares through a combination of a 10b5-1 automatic trading plan and discretionary purchases in accordance with applicable securities laws.

Total debt as of September 30, 2014 was $254.5 million, resulting in leverage of 15.6 percent as measured by the ratio of total debt to total capital. Cash and investments, located largely outside the U. S., totaled $523.7 million at the end of the quarter.

The company believes its cash flow from operations, borrowing capacity and existing cash are adequate to support the repurchase program as well as its active acquisition strategy.

The effective tax rate associated with third quarter 2014 net earnings was 27.0 percent and the effective tax rate associated with third quarter 2013 net earnings was 24.6 percent. The effective tax rate associated with third quarter adjusted earnings was 27.9 percent and the effective tax rate associated with third quarter 2013 adjusted earnings was 25.7 percent. The 2013 effective tax rates benefitted from several non-recurring items.

A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share, and adjusted segment operating earnings) that exclude certain items as well as non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses), and curtailments. Prior year results are provided on a comparable basis. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

Outlook for 2014

“Our A. O. Smith team continues to execute at a high level, and our focus on customer satisfaction and cost management can be seen in our strong financial performance to date,” Rajendra said. “With improved market conditions in our major markets, and continued customer acceptance of our products in China, we feel confident about our company’s prospects for the remainder of this year.”

“As a result, we increased our 2014 guidance. We believe A. O. Smith will achieve full-year GAAP earnings of between $2.23 and $2.27 per share with adjusted earnings of between $2.37 and $2.41 per share. These estimates do not include the potential impact from future acquisitions.”

“We will continue to be disciplined in evaluating acquisition opportunities that fit our stated corporate strategy. Our team is continuing to actively pursue acquisition candidates that meet our financial criteria and create shareholder value,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the implementation of the new Enterprise Resource Planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company, which is celebrating its 140th anniversary in 2014, is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except share data)

Statement of Earnings

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$581.6	$536.2	$1,729.2	$1,594.9
Cost of products sold	366.3	339.6	1,101.8	1,021.0

Gross profit	215.3	196.6	627.4	573.9
Selling, general and administrative expenses	145.5	133.7	413.8	385.3
Restructuring, impairment and settlement expenses, net	—	1.3	—	7.2
Interest expense	1.5	1.4	4.3	4.5
Other income	(1.0)	(1.1)	(3.5)	(2.8)

Earnings before provision for income taxes	69.3	61.3	212.8	179.7
Provision for income taxes	18.7	15.1	58.2	52.4

Net earnings	$50.6	$46.2	$154.6	$127.3

Diluted earnings per share of common stock	$0.56	$0.50	$1.69	$1.37

Average common shares outstanding (000’s omitted)	90,606	92,728	91,240	93,047

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	September 30,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$400.5	$380.7
Marketable securities	123.2	105.3
Receivables	474.3	458.7
Inventories	218.5	193.4
Deferred income taxes	40.1	40.1
Other current assets	38.2	27.4

Total Current Assets	1,294.8	1,205.6
Net property, plant and equipment	421.0	391.3
Goodwill and other intangibles	743.6	758.3
Other assets	27.4	36.3

Total Assets	$2,486.8	$2,391.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$374.8	$387.1
Accrued payroll and benefits	61.8	61.7
Accrued liabilities	90.8	81.2
Product warranties	46.1	46.7
Long-term debt due within one year	13.8	14.2

Total Current Liabilities	587.3	590.9
Long-term debt	240.7	177.7
Pension liabilities	107.5	110.7
Other liabilities	176.1	183.5
Stockholders’ equity	1,375.2	1,328.7

Total Liabilities and Stockholders’ Equity	$2,486.8	$2,391.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Operating Activities
Net earnings	$154.6	$127.3
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	44.4	42.2
Pension expense	19.8	20.9
Loss on disposal of assets	0.2	0.2
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	(53.8)	(2.7)
Noncurrent assets and liabilities	0.1	1.9

Cash Provided by Operating Activities—continuing operations	165.3	189.8
Cash Used in Operating Activities—discontinued operations	(1.5)	(1.8)

Cash Provided by Operating Activities	163.8	188.0
Investing Activities
Capital expenditures	(66.0)	(65.7)
Acquisition	—	(4.0)
Investment in marketable securities	(149.1)	(63.8)
Net proceeds from sale of marketable securities	129.7	158.4

Cash (Used in) Provided by Investing Activities	(85.4)	24.9
Financing Activities
Long-term debt incurred (retired)	64.3	(16.5)
Common stock repurchases	(86.6)	(66.5)
Net proceeds from stock option activity	4.7	8.9
Dividends paid	(41.0)	(31.6)

Cash Used in Financing Activities	(58.6)	(105.7)

Net increase in cash and cash equivalents	19.8	107.2
Cash and cash equivalents—beginning of period	380.7	266.9

Cash and Cash Equivalents—End of Period	$400.5	$374.1

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales
North America	$392.4	$370.1	$1,191.0	$1,137.8
Rest of World	198.5	175.2	564.9	483.0
Inter-segment sales	(9.3)	(9.1)	(26.7)	(25.9)

	$581.6	$536.2	$1,729.2	$1,594.9

Earnings
North America (1) (3) (4)	$53.0	$51.5	$171.5	$160.6
Rest of World	30.0	26.9	84.3	67.6
Inter-segment earnings elimination	—	(0.1)	—	(0.1)

	83.0	78.3	255.8	228.1
Corporate expense (2)	(12.2)	(15.6)	(38.7)	(43.9)
Interest expense	(1.5)	(1.4)	(4.3)	(4.5)

Earnings before income taxes	69.3	61.3	212.8	179.7
Tax provision	18.7	15.1	58.2	52.4

Net earnings	$50.6	$46.2	$154.6	$127.3

(1) includes non-operating pension costs of:	$(3.3)	$(3.9)	$(11.0)	$(11.1)
(2) includes non-operating pension costs of:	(1.6)	(1.3)	(3.7)	(3.7)
(3) includes restructuring and impairment expenses of:	—	(1.3)	—	(18.2)
(4) includes settlement income of:	—	—	—	11.0

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted earnings per share (EPS) to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net Earnings (GAAP)	$50.6	$46.2	$154.6	$127.3
Non-operating pension costs, before tax	4.9	5.2	14.7	14.8
Tax effect of non-operating pension costs	(2.0)	(2.0)	(5.8)	(5.7)
Restructuring and impairment expenses, before tax	—	1.3	—	18.2
Tax effect of restructuring and impairment expenses	—	(0.3)	—	(4.6)
Settlement income, before tax	—	—	—	(11.0)
Tax effect of settlement income	—	—	—	4.2

Adjusted Earnings	$53.5	$50.4	$163.5	$143.2

Diluted EPS (GAAP)	$0.56	$0.50	$1.69	$1.37
Non-operating pension costs per diluted share, before tax	0.05	0.05	0.16	0.16
Tax effect of non-operating pension costs per diluted share	(0.02)	(0.02)	(0.06)	(0.06)
Restructuring and impairment expenses per diluted share, before tax	—	0.01	—	0.19
Tax effect of restructuring and impairment expenses per diluted share	—	—	—	(0.05)
Settlement income per diluted share, before tax	—	—	—	(0.12)
Tax effect of settlement income per diluted share	—	—	—	0.05

Adjusted EPS	$0.59	$0.54	$1.79	$1.54

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Segment Operating Earnings (GAAP)
North America	$53.0	$51.5	$171.5	$160.6
Rest of World	30.0	26.9	84.3	67.6
Inter-segment earnings elimination	—	(0.1)	—	(0.1)

Total Segment Operating Earnings (GAAP)	$83.0	$78.3	$255.8	$228.1

Adjustments:
North America	$3.3	$5.2	$11.0	$18.3
Rest of World	—	—	—	—

Total Adjustments	$3.3	$5.2	$11.0	$18.3

Adjusted Segment Operating Earnings
North America	$56.3	$56.7	$182.5	$178.9
Rest of World	30.0	26.9	84.3	67.6
Inter-segment earnings elimination	—	(0.1)	—	(0.1)

Total Adjusted Segment Operating Earnings	$86.3	$83.5	$266.8	$246.4

Additional Information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Adjustments: North America Segment
Non-operating pension costs	$3.3	$3.9	$11.0	$11.1
Restructuring and impairment expenses	—	1.3	—	18.2
Settlement income	—	—	—	(11.0)

Total North America Segment Adjustments	$3.3	$5.2	$11.0	$18.3

A. O. SMITH CORPORATION

Adjusted 2014 EPS Guidance and Adjusted 2013 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2014
	Guidance	2013
Diluted EPS (GAAP)	$2.23 - 2.27	$1.83
Non-operating pension costs per diluted share	0.14	0.13
Restructuring and impairment expenses per diluted share	—	0.17
Settlement income per diluted share	—	(0.07)

Adjusted EPS	$2.37 - 2.41	$2.06